EXHIBIT 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

June 9, 2017

Board of Directors

Citizens, Inc.

400 East Anderson Lane

Austin, TX 78752

Ladies and Gentlemen:

We are acting as counsel to Citizens, Inc., a Colorado corporation (the “Company”), in connection with its Post-Effective Amendment No. 3 on Form S-1 (the “Post-Effective Amendment”) to its registration statement on Form S-3 (as amended by the Post-Effective Amendment, the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed offer and sale of up to 30,000,000 shares of Class A common stock (the “Common Stock”) of the Company (the “Shares”), all of which Shares are offered pursuant to the Company’s Stock Investment Plan, as amended (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Colorado Business Corporations Act, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Citizens Inc.	- 2 -	June 9, 2017

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) the Company’s original issuance of Shares pursuant to the terms of the Plan, and (iii) receipt by the Company of the consideration for such Shares specified in the applicable resolutions of the Board of Directors and in the Plan, such Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP